UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): February 7, 2011
SUPPORT.COM, INC.
(Exact Name of Registrant as Specified in Charter)
Delaware (State or Other Jurisdiction of Incorporation)	000-30901 (Commission File No.)	94-3282005 (I.R.S. Employer Identification No.)
1900 Seaport Blvd., Third Floor, Redwood City, CA 94063
(Address of Principal Executive Offices) (Zip Code)
Registrant’s telephone number, including area code:
(650) 556-9440
N/A (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

❑	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
❑	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
❑	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
❑	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) On February 8, 2011, the Board of Directors (the “Board”) of Support.com, Inc. (the “Company”) voted to increase the number of directors that constitute the whole Board from six (6) to seven (7) directors, effective February 8, 2011, pursuant to article III, Section 1 of the Company’s Bylaws.

On February 8, 2011, the Board unanimously voted to elect Toni Portmann as a director of the Company, effective immediately, pursuant to Article III, Section 4 of the Company’s Bylaws. The Board also appointed Ms. Portmann to serve on the Compensation Committee of the Board (the “Compensation Committee”) and the Nominating and Corporate Governance Committee of the Board.

Ms. Portmann currently serves as the Chairman of the Board of Resolvity, a provider of intelligent, personalized on-demand interactive voice response solutions. Portmann has over thirty years of leadership experience in bringing technology and personalization to service delivery. As the CEO of Stream, Inc. Portmann transformed a $75 Million technical service delivery company with 1,500 employees into a highly profitable $500 Million global leader with service centers in 16 countries and over 15,000 employees handling voice and electronic support inquiries for businesses in the High Tech, Telecom and Consumer Electronics industries.

Non-Employee Director Compensation

Ms. Portmann will receive the Company’s standard non-employee director compensation in the form of equity and cash compensation as described below:

Equity. On February 8, 2011, the Board approved a grant of options under the Company’s 2010 Equity and Performance Compensation Plan (the “2010 Plan”) to purchase 40,000 shares for Ms. Portmann. Such stock options will have a grant date of February 8, 2011, and the exercise price of such stock options will be equal to the closing trading price of the Company’s common stock on the grant date. All of such stock options will vest ratably on a monthly basis over the four years following the grant date. In addition, the option to purchase shares of our common stock provides for immediate and full acceleration of vesting upon the occurrence of a change of control. Historically, at the conclusion of each regular annual meeting of our stockholders, each continuing non-employee director received a grant of an option to purchase 10,000 shares of our common stock as provided for in the 2010 Plan.

Cash Retainer. Ms. Portmann is paid an annual retainer of $30,000 for serving as a director. The retainer is pro-rated and paid quarterly.

Grants of Refresh Stock Options

On February 7, 2011, the Compensation Committee approved the following stock option grants to the following executive officers under the 2010 Plan: Joshua Pickus was approved to receive a grant of options to purchase 75,000 shares, 1/48th of which vest each month over four years, and a grant of options to purchase 75,000 shares, 1/4th of which vest upon the completion of two consecutive quarters of non-GAAP positive net income, as determined by the Board, and 1/36th of which vest each month thereafter, over three years; Shelly Schaffer was approved to receive a grant of options to purchase 37,500 shares, 1/48th of which vest each month over four years, and a grant of options to purchase 37,500 shares, 1/4th of which vest upon the completion of two consecutive quarters of non-GAAP positive net income, as determined by the Board, and 1/36th of which vest each month thereafter, over three years; Anthony Rodio was approved to receive a grant of options to purchase 37,500 shares, 1/48th of which vest each month over four years, and a grant of options to purchase 37,500 shares, 1/4th of which vest upon the completion of two consecutive quarters of non-GAAP positive net income, as determined by the Board, and 1/36th of which vest each month thereafter, over three years. Such stock options will have a grant date of February 7, 2011, and the exercise price of such stock options will be equal to the closing trading price of the Company’s common stock on the grant date.

Item 7.01. Regulation FD Disclosure.

On February 14, 2011, the Company issued a press release announcing the election of Ms. Portmann to the Board. A copy of the press release is attached to this report as Exhibit 99.1. In accordance with General Instruction B.2 of Form 8-K, the information set forth herein and in the press release is deemed to be “furnished” and shall not be deemed to be “filed” for purposes of the Securities Exchange Act of 1934, as amended. The information set forth in Item 7.01 of this report shall not be deemed an admission as to the materiality of any information in this report on Form 8-K that is required to be disclosed solely to satisfy the requirements of Regulation FD.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

99.1 Press Release, dated February 14, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 14, 2011

SUPPORT.COM, INC.

By:	/s/ Shelly Schaffer
Name:	Shelly Schaffer
Title:	Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release, dated February 14, 2011